Exhibit 99.2

FOR IMMEDIATE RELEASE

MATRIX SERVICE COMPANY CLOSES $30 MILLION PRIVATE PLACEMENT OF

SENIOR UNSECURED CONVERTIBLE NOTES

TULSA, OK – April 25, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced that it has completed a private placement of $30.0 million of 7.0% Senior Unsecured Convertible Notes due 2010. The notes are convertible into shares of common stock at a conversion price of $4.69 per share. Interest will be payable in advance for the period to and including April 25, 2007 and is subject to adjustment upward or downward in certain circumstance. The net proceeds to Matrix will be approximately $24.6 million. The Company intends to use $20.0 million of the net proceeds to repay its Term Note B, which currently bears 18% interest and to use the remaining net proceeds to provide additional liquidity for working capital needs. The Company has agreed to file a registration statement with the SEC covering the resale of the shares underlying the notes within 30 days.

The notes and shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes and shall not constitute an offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This press release is being issued pursuant to Rule 135c under the Securities Act.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com